Agreement on Cooperation

between

Beijing University of Technology, P. R. China and Canadian Institute of Business & Technology Corp., Canada

Beijing University of Technology, China (hereinafter refer to as "BJUT") and Canadian institute of Business and Technology, Canada (hereinafter refer to as "CIBT") have entered the agreement based on *Regulations of the People's Republic of China on Chinese-Foreign Cooperation in Running Schools* and *Implementation Practice of Regulations of the People's Republic of China on Chinese-Foreign Cooperation in Running Schools* with details as following:

1. Cooperation Partners

1.1 Beijing University of Technology, a comprehensive key university under the jurisdiction of Beijing Municipal Education Commission with

Legal address: 100 Pinleyuan, Chaoyang District, Beijing, P. R. China

Zip Code: 1000[illegible]2

Phone: 67391765 E-mail: bpuiec@bjut.edu.cn

Legal representative:

Name: FAN Boyuan

Position: President

Citizenship: People's Republic of China

1.2 Canadian Institute of Business and Technology, an education investment company engaged in education and training.

Legal Address: 777 West Broadway, Vancouver, B. C. Canada

Zip Code: V5Z 4J7

Phone 01-604-871-9909 E-mail: info@cag-global.com

Legal Representative:

Name: Toby Chu

Position: Chairman of the Board

Citizenship: Canada

2. Continuation of Cooperative Education Organization

2-1 Both parties agree to continue the cooperative education based on *Regulations of the People's Republic of China on Chinese-Foreign Cooperation in Running Schools* (2003) and *Implementation Practice of Regulations of the People's Republic of China on Chinese-Foreign Cooperation in Running Schools* (2004).

2-2 Legal Name of Cooperative Education Organization:

In Chinese: 北京中加工商专修学院（简称"中加学院"）

In English: CIBT-BJUT School of Business

BJUT and CIBT are responsible only for the activities under the legal name of the school.

2-3 Locations of Cooperative Education: Beijing University of Technology and Shuanglong Campus

2-4 CIBT-BJUT School of Business is a cooperative education organization by both parties. The organization is set up as a separate entity and has its own independent legal status; CIBT-BJUT School of Business is included in the education management system of BJUT and China; and receives instructions from BJUT. The mission and development goals of CIBT-BJUT School of Business should be in congruence with the development goals of BJUT.

2-5 CIBT-BJUT School of Business is responsible to BJUT in regard to all cooperative education programs in the name of BJUT. CIBT-BJUT School of Business receives guidance from BJUT, assures education quality and runs the school according to laws and regulations.

3. Cooperative Education Mission

The mission of CIBT-BJUT School of Business is to nurture global-standard talents in career education and adult education. The cooperative education is positioned at practical career and adult education. According to Act Three Chapter One of *Regulations of the People's Republic of China on Chinese-Foreign Cooperation in*

Running Schools, the cooperative education is a public welfare venture and should contribute to the internationalization of the two parties; where policies allow, the cooperative education will generate returns to be used for the development of education programs.

4. **Cooperation Programs, Mode and Input**

4-1 To introduce overseas career education and adult education programs and training projects that meet the needs of the China market.

4-2 In the course of development of CIBT-BJUT School of Business, CIBT shall continue to make capital and equipment investment according to the development needs.

4-3 Based on the positioning and development status of CIBT-BJUT School of Business, BJUT shall provide cooperative education programs and policy support that meet the requirement of the Chinese government. Wherever possible, BJUT shall help to make campus teaching and living resources available to CIBT-BJUT School of Business at a fee; and assist CIBT-BJUT School of Business in acquiring or obtaining access to off-campus teaching facilities. CIBT-BJUT School of Business should use the name brand of BJUT at a cost.

5. **Roles and Responsibilities**

5-1 Beijing University of Technology

- Appoint legal representative, chairman of the board, board members and president of CIBT-BJUT School of Business;
- As a co-sponsor of CIBT-BJUT School of Business, BJUT coordinates the relationship between the school and the government as well as other organizations; applies to the government for policy support and authorization for education programs that are helpful for the development of CIBT-BJUT School of Business;
- Where government policies allow, with the approval from supervising education agencies, and on the basis of capabilities and capacities of CIBT-BJUT School of Business, Beijing University of Technology transfers part of its existing programs

or newly developed programs to CIBT-BJUT School of Business, and makes efforts to integrate them with foreign-introduced programs;

- When circumstances allow, BJUT provides paid service to CIBT-BJUT School of Business in the use of part of its teaching facilities, assists CIBT-BJUT School of Business in acquiring and obtaining the off-campus teaching facilities; provides access to canteen, dormitory, library, sports ground and other facilities at a fee.

5-2 Canadian Institute of Business & Technology

- Appoints board members and the vice president of CIBT-BJUT School of Business;
- Continues to make capital and equipment investment based on the development need of CIBT-BJUT School of Business;
- Continue to assist CIBT-BJUT School of Business in selecting high-quality North American education and training programs that meet the demand of Chinese market and introducing them to China; where applicable, CIBT shall be responsible for related expanses and obligations;
- Assists CIBT-BJUT School of Business in obtaining enough funds for further development through a variety of methods.

6. Organizational and Management Bodies

6-1 CIBT-BJUT School of Business is under the direction of board of directors, which consists five members. Three board members are from BJUT; and the other two are from CIBT. The chairman of the board is appointed by BJUT. Both parties are free to make their own personnel arrangements. The durations of all appointments are consistent with the agreement.

6-2 The board of directors should have a complete set of regulations that are legal. The regulations will specify the rights of the board of directors, including election or by-election of board members, appointing or dismissal the president or chief supervisor; revision of regulations, making of new regulations, planning and approval of annual plans, raising funds, auditing of financial planning and reporting; building up faculty and staff quota and salary standards; decisions regarding the existence and termination of the education organization, as well as

other rights.

6-3 The president and vice-president of CIBT-BJUT School of Business are appointed by the board of directors. Each member of the management team will continue to be hired from the society. The president and vice-president will be responsible for the daily operations of CIBT-BJUT School of Business and report to the board of directors.

7. Financial Management

7-1 The proceedings of CIBT-BJUT School of Business are used mainly to cover the cost of education and teaching activities and to improve the teaching facilities.

7-2 CIBT-BJUT School of Business will regularly make payments to both cooperation parties according to certain proportions out of the tuition and training revenues. Such payments include public resources access fee and teaching management fee to BJUT; and teaching, training, and management fees to CIBT. All education and training programs that are run on the premise of BJUT shall pay BJUT twenty-five percent (25%) of the tuition revenues; all education and training programs that are run not on the premise of BJUT will pay BJUT ten percent (10%) of the tuition revenues. Cooperation programs involving CIBT-BJUT School of Business and individual departments at BJUT will be arranged by BJUT Finance Department. Any other expenses will be recorded as they are incurred.

7-3 CIBT-BJUT School of Business shall pay the foreign institutions for teaching and training costs out of the tuition revenues. With the approval of the board of directors, the payment will be remitted through the channels specified by the state.

7-4 CIBT-BJUT School of Business maintains its independent financial management, and in the meantime, receives supervision and auditing from BJUT and CIBT.

8. Breach of Duties, Governing Laws and Dispute Resolution

8-1 Each party will be deemed to be in breach of this agreement if it breaches the material term of this agreement and the breach is not recovered in a timely

manner. The breaching party will be responsible for the loss and related responsibilities.

8-2 The establishment, performance, interpretation, implementation and dispute resolution shall be governed by the laws of the People's Republic of China.

8-3 Both parties will attempt to resolve all disputes by negotiation. In the event negotiation fails, both parties shall submit the dispute to the related arbitration body in China.

9. Agreement Languages and Binding

The agreement has been prepared in English and Chinese languages with identical content in both versions that bear the same legal binding.

10. Length, Modification, Change, Extension and Termination

10-1 The agreement is effective on the date it is signed and remains valid until September 1, 2005.

10-2 If within the effective period, CIBT meets the requirement for status of educational institution as specified in *Regulations of the People's Republic of China on Chinese-Foreign Cooperation in Running Schools* (2003), this agreement will be extended to September 1, 2007.

10-3 Anything that is not specified in this agreement shall be consulted by both parties through negotiation. Any modification and change to this agreement should be supported by the written agreement from both parties.

10-4 Both parties shall decide through negotiation whether to terminate or renew the agreement six months before the expiration of this agreement.

Beijing University of Technology	Canadian Institute of Business & Technology Corp.
Position:	Position: President & CEO
Signature (Seal):	Signature (Seal):
Date:	Date: Dec 3, 2004